EXHIBIT 10.21

Narrative Summary of American Consumers, Inc.
Named Executive Officer Cash Bonus Plan for Fiscal 2011

The following is a description of the Cash Bonus Plan applicable to the fiscal year ending in May 2011 for the Chairman of the Board, Chief Executive Officer and Chief Financial Officer of American Consumers, Inc. (the “Company”), the only currently serving executive officer of the Company who qualifies as a “named executive officer” pursuant to Item 402(m)(2) of Securities and Exchange Commission Regulation S-K.  The Board of Directors of the Company, acting upon the recommendations of management and the Board’s Compensation Committee, has elected to leave this potential bonus percentage unchanged from the potential bonus percentage established for such officer for the Company’s 2010 fiscal year.

During fiscal 2011, the Company’s Chairman of the Board, Chief Executive Officer and Chief Financial Officer will be eligible to receive a discretionary cash bonus equal to the fixed percentage of the Company’s net income before taxes for such year set forth below for such officer:

Name:	Title:	Potential Bonus as a Percentage of Pre-Tax Income:
Paul R. Cook	Chairman of the Board, President and Chief Executive Officer, and Chief Financial Officer	5%

The potential bonus percentage for the Company’s former Chairman and Chief Executive Officer, Michael A. Richardson, was set at 6% at the time of his death on November 20, 2009.  The amount of any bonus ultimately paid will be determined in the discretion of the Compensation Committee.  In the usual case, if the Company is profitable bonuses will be paid at the targeted levels.  As reported in the Company’s proxy statement for its 2010 Annual Meeting of Shareholders, Mr. Cook did not receive any bonus compensation with respect the Company’s performance in fiscal 2010, due to the Company having realized a net loss for the year.